Exhibit 21.1

SUBSIDIARIES OF FLUIDIGM CORPORATION

Subsidiaries of Fluidigm Corporation (Delaware):

Fluidigm Sciences Inc. (Delaware)

Fluidigm (Shanghai) Instrument Technology Company Limited (China)

Fluidigm K.K. (Japan)

Fluidigm Europe B.V. (Netherlands)

Fluidigm Singapore Pte. Ltd. (Singapore)

Subsidiaries of Fluidigm Europe B.V. (Netherlands):

Fluidigm France SARL (France)

Fluidigm GmbH (Germany)

Fluidigm Italy S.r.l. (Italy)

InstruNor AS (Norway)

Fluidigm UK Limited (United Kingdom)

Subsidiaries of Fluidigm Sciences Inc. (Delaware):

Fluidigm Canada Inc. (Ontario, Canada)

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